FILED PURSUANT TO RULE 433

File No. 333-224495

CITIGROUP INC.

£650,000,000

1.750% SENIOR NOTES DUE 2026

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	A3 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Offering Format:	SEC-registered

Trade Date:	October 16, 2019

Settlement Date:	October 23, 2019 (T+5 days)

Maturity:	October 23, 2026

Par Amount:	£650,000,000

Reference Gilt Benchmark:	UKT 1.500% due July 2026

Re-offer Spread vs. Gilt:	0.481 + 140 bps (Gilt Price: 106.775)

Re-offer Yield (semi-annual):	1.881%

Re-offer Yield (annual):	1.890%

Annual Coupon:	1.750%

Public Offering Price:	99.091%

Net Proceeds to Citigroup:	£641,654,000 (before expenses)

Interest Payment Dates:	The 23rd of each October, beginning October 23, 2020

Day Count:	Actual/Actual (ICMA), unadjusted

Business Days/Convention:	TARGET, London; Following

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after April 23, 2020 and prior to September 23, 2026, at a redemption price equal to the sum of (i) 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined in the Issuer’s Prospectus Supplement dated October 16, 2019 (the “Prospectus Supplement”)), if any, with respect to such notes. The Reinvestment Rate (as defined in the Prospectus Supplement) will equal the Treasury Yield defined therein calculated to September 23, 2026, plus 0.250%.

We may redeem the notes, at our option, in whole, but not in part, on or after September 23, 2026 at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Redemption for Tax Purposes:	We may redeem the notes, at our option, in whole at any time, but not in part, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

Sinking Fund:	Not applicable

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange

Settlement:	Euroclear/Clearstream

Minimum Denominations/Multiples:	£100,000/multiples of £1,000 in excess thereof

Governing Law:	State of New York

Principal Paying Agent:	Citibank, N.A.

Documentation:	The notes will be issued under the issuer’s Registration Statement No. 333-224495 filed with the U.S. Securities and Exchange Commission.

ISIN:	XS2031277077

Common Code:	203127707

Sole Book Manager:	Citigroup Global Markets Limited

CITIGROUP INC.

£650,000,000

1.750% SENIOR NOTES DUE 2026

Joint Lead Managers:

Bank of China Limited, London Branch

Barclays Bank PLC

BB&T Capital Markets, a division of BB&T Securities, LLC

CIBC World Markets Corp.

Commonwealth Bank of Australia

Deutsche Bank AG, London Branch

Erste Group Bank AG

First Abu Dhabi Bank PJSC

Industrial and Commercial Bank of China (Asia) Limited

Lloyds Securities Inc.

Mizuho International plc

National Australia Bank Limited, ABN 12 004 044 937

National Bank of Canada Financial Inc.

PNC Capital Markets LLC

SMBC Nikko Capital Markets Limited

Standard Chartered Bank

UniCredit Capital Markets LLC

United Overseas Bank Limited

Co-Managers:	Crédit Agricole Corporate and Investment Bank HSBC Bank plc MUFG Securities EMEA plc Nomura Securities International, Inc. The Toronto-Dominion Bank Wells Fargo Securities International Limited

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-224495. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.